BALCOR REALTY INVESTORS 85-SERIES I
                       A Real Estate Limited Partnership
                                 P.O. Box 7190
                        Deerfield, Illinois 60015-7190



March 13, 1996



Dear Investor,

     By this time you may have received an offer from Metropolitan Acquisition VII, L.L.C. to acquire approximately 30 percent of the limited partnership units of Balcor Realty Investors 85-Series I A Real Estate Limited Partnership.

     Numerous items which appear in the offer call for a considered response from Balcor Partners-XVI, the general partner of Balcor Realty Investors 85-Series I A Real Estate Limited Partnership. Your general partner will mail you its response with respect to this offer no later than March 22, 1996.

     In the meantime, we advise you to defer making a determination as to whether to accept or reject such offer. In addition, please understand that while your telephone inquiries are welcome, the securities laws strictly limit what your general partner can tell you about this offer prior to its written response to you on or before March 22, 1996.



Very truly yours,


BALCOR REALTY INVESTORS 85-SERIES I
A Real Estate Limited Partnership

     By:  Balcor Partners-XVI,
          the General Partner

     By:  RGF-Balcor Associates-II,
          a partner

     By:  The Balcor Company,
          a partner

          /s/Thomas E. Meador
          --------------------------
          Thomas E. Meador
          Chairman
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